Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO UPDATES DRILLING ACTIVITIES
DENVER, COLORADO, September 27, 2006 — CREDO Petroleum Corporation (NASDAQ: CRED) today provided an operational update on its drilling activities.
James T. Huffman, President, stated, “We continue to be very optimistic about each of our four drilling programs. In particular, the Calliope drilling project presents greater reserve and production potential than originally expected. In addition, our northwest Oklahoma drilling project continues to be successful, and our new Kansas and South Texas projects both have wells that appear to be productive.”
Huffman further stated, “Today our business is faced with drilling costs that have almost doubled in the past two years and product prices that are considerably softer than last year. We are responding to that situation by reducing our participation in South Texas drilling due to its high cost and risk profile compared to our other projects. We will re-focus those resources on our Calliope drilling project because it has equally high reserve potential but a much lower cost and risk profile.”
CALLIOPE DRILLING PROJECT GAINS TRACTION
As previously reported, the company has entered into a 50/50 joint venture with Redman Energy Holdings II, L.P. to drill wells for the purpose of using its patented Calliope Gas Recovery System to develop stranded gas reserves. Drilling will concentrate on previously prolific fields containing significant stranded gas.
The joint venture initially plans to invest up to $35,000,000 to acquire leases, drill new wells, and install Calliope principally in South and East Texas. Drilling will target large gas fields that were abandoned while using technologies much less effective than Calliope and when natural gas prices were considerably lower than today.
The first drilling prospect has been leased and three prospects currently owned by Redman are being evaluated for the joint venture. Redman has a committed rig that will be available for the project, and drilling is expected to commence during the fourth quarter.
One of the initial wells will be drilled in an abandoned field that produced in excess of 170 Bcfe (billion cubic feet of gas equivalent). The field contains very significant stranded gas reserves due to its large reservoir volume and high remaining pressure. The company projects that Calliope will recover tens of billions of cubic feet of gas by pulling-down reservoir pressure to previously unachievable levels. Accordingly, reserves and production for individual Calliope wells are expected to substantially exceed the company’s original profile for the project.
“This will be our first opportunity to use Calliope to recover stranded reserves from an entire field,” Huffman said. “Drilling new wells for Calliope provides repeatable opportunities to lease large areas for systematic re-development. In addition, we can design casing and tubular sizes to substantially improve reserves and production compared to installing Calliope on existing wells where undersized tubulars often impede Calliope’s performance.”
Huffman further stated, “Although there are always risks associated with drilling, this is low risk, development type drilling because it involves areas known to be productive. The key to this project is the ability to drill without damaging the reservoir, and then use our proven Calliope technology to recover stranded gas reserves that we can estimate with a high degree of confidence.”
SOUTH TEXAS DRILLING PARTICIPATION MODIFIED
“We are pleased with the technical aspects of our South Texas drilling project,” Huffman said. “The exploration team has generated a significant number of high quality 3-D seismic drilling prospects, with more expected in the future. One prospect has been drilled and is currently being tested. Four other prospects are ready for drilling, and additional prospects are in various stages of leasing.”
Huffman further stated, “However, the costs and risks associated with the project are far greater than our other drilling projects because most of the wells target over-pressured reservoirs. In fact, costs have almost doubled from the original projections when we started the project two years ago.”
In response to significantly higher project costs and softer product prices, the company will reduce its drilling participation in South Texas by selling a significant portion of its 37.5% interest to industry drilling participants. As a result, the company should recover its investment in each prospect and retain a promoted interest in exploratory wells with the option to participate in development drilling.
“This strategy will reduce our South Texas exploration risk and improve our staying power,” Huffman said. “Because South Texas offers exciting potential to significantly increase CREDO’s production and reserves, we will preserve the option to participate for our full 37.5% interest in future prospects when costs and risks come back in line with our original project profile. We expect to be active in this project for many years.”
The company participated for its full 37.5% interest in the first well drilled in the South Texas project. The 10,500-foot Peery well, located on the Robertson Prospect in Hidalgo County, targeted sands in the Frio formation. Electric logs indicate productive sands that are currently being evaluated and tested for commercial production. The 8/8ths cost of the well is expected to range between $3,500,000 and $4,000,000.
3-D SEISMIC IDENTIFIES EXCELLENT OIL PROSPECTS
IN CENTRAL KANSAS
“We are extremely pleased with results from the 3-D seismic survey over the company’s 20,000 gross acre Central Kansas project,” Huffman said. “The survey has identified many prospects and drilling is expected on approximately 30 prospects over the next 12 to 18 months with at least five additional wells scheduled for this year. Drilling targets the Lansing-Kansas

City formation at 4,000 feet with moderate drilling costs.”
The third project well is currently classified as a “tight hole”, meaning that well information is being held confidential for proprietary business reasons. The company owns a 30% working interest.
NORTHERN ANADARKO SHELF DRILLING
YIELDS CONTINUED SUCCESS
The company owns leasehold interests in approximately 60,000 gross acres in its core drilling area located along the northern shelf of the Anadarko Basin in Oklahoma where it has drilled about 70 wells. Wells target the Morrow, Oswego and Chester formations between 7,000 to 10,000 feet.
“Our northwest Oklahoma drilling continues to yield excellent success and is primarily responsible for the significant increase in our production,” Huffman said. “A substantial number of additional wells are anticipated for the area.”
The second well on the company’s 1,280 gross acre Saddle Prospect encountered nine feet of Morrow sand and is currently producing at a daily rate of 500 Mcfe (thousand cubic feet of gas equivalent) on a 13/64ths-inch choke. The prospect is being evaluated for additional drilling. CREDO owns a 47% working interest and is the operator.
Approximately 15 miles to the southeast, three additional wells are planned for the company’s 5,760 gross acre Glacier Prospect. To date, four successful wells have been drilled including two exceptional wells for the area — Garnet State #1-27 and Scarlet State #1-22. These two wells have been on production since February and June 2006, respectively, and have already produced 1.3 Bcfe. The wells are currently producing at a combined daily rate of over 7.0 MMcfd (million cubic feet of gas per day). CREDO is the operator and owns 57% and 55% working interests in the wells, respectively.
Drilling plans for the Glacier Prospect include a northeast step-out to the Scarlet State and a southeast step-out to the Garnet State. In addition, a well is planned to test the southern portion of the prospect. Drilling is expected to commence in October, with all three wells expected to be drilled before year-end. CREDO is the operator and will own working interests ranging between 60% and 70% in the offsets to the Garnet State and Scarlet State and about 45% in the third well.
*      *      *      *      *
For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.